Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Garden Fresh Restaurant Corp.

We consent to incorporation by reference in the registration statements (No. 333-93568, No. 333-57615, No. 333-93359, No. 333-48440 and No. 333-100538) on Form S-8 of Garden Fresh Restaurant Corp. of our report dated November 1, 2002, except as to Note 9, which is as of December 9, 2002, relating to the balance sheets of Garden Fresh Restaurant Corp. as of September 30, 2001 and 2002, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2002, which report appears in the September 30, 2002, annual report on Form 10-K of Garden Fresh Restaurant Corp.

KPMG LLP
San Diego, California
December 18, 2002